EXHIBIT  12.1



                        CARRAMERICA REALTY CORPORATION
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION




                                                      1995       1994      1993
                                                      ----       ----      ----
Net Income before Minority Interest.............    $17,284    $17,821   $ 6,004
Add:
  Extraordinary Charges.........................    $    --         --   $ 5,613
  Fixed Charges, excluding Capital Interest.....    $22,579    $21,880   $12,768
Deduct:
  Gain of Sale of Assets........................    $    --    $    --   $    --
                                                    -------    -------   -------
                                                    $39,863    $39,701   $24,385
                                                    =======    =======   =======

Fixed Charges:
  Interest Expense..............................    $21,873    $21,366   $12,436
  Interest Capitalized..........................    $   226    $    --   $    --
  Amortization of Deferred Financing Costs......    $   365    $   208   $   101
  Rent Deemed as Interest.......................    $   341    $   306   $   231
                                                    -------    -------   -------
      Total Fixed Charges.......................    $22,805    $21,880   $12,768
                                                    =======    =======   =======
Ratio of Earnings to Fixed Charges..............      1.75       1.81      1.91
                                                    -------    -------   -------